Industry Canada Industrie Canada

Certificate of Incorporation

Canada Business Corporations Act

Certificat de constitution

Loi canadienne sur les sociétés par actions

6109527 CANADA LTD.

Name of corporation-Dénomination de la société

610952-7

Corporation number-Numéro de la société

I hereby certify that the above-named corporation, the articles of incorporation of which are attached, was incorporated under the *Canada Business Corporations Act.*

Je certifie que la société susmentionnée, dont les statuts constitutifs sont joints, a été constituée en société en vertu de la *Loi canadienne sur les sociétés par actions*.

Director - Directeur

June 19, 2003 / le 19 juin 2003

Date of Incorporation - Date de constitution

Canada